Exhibit 99.1

Contact:Anthony D. Ishaug

763/520-8500

FOR IMMEDIATE RELEASE

WINMARK CORPORATION ANNOUNCES

SECOND QUARTER RESULTS

Minneapolis, MN (July 15, 2026)  -  Winmark Corporation (Nasdaq: WINA) announced today net income for the quarter ended June 27, 2026 of $10,394,800 or $2.81 per share diluted compared to net income of $10,601,200 or $2.89 per share diluted in 2025. For the six months ended June 27, 2026, net income was $19,649,600 or $5.31 per share diluted compared to net income of $20,557,600 or $5.60 per share diluted for the same period last year.  2025 year-to-date results included $2.2 million of leasing income from the settlement of customer litigation.

“Winmark has continued to make investments in advance of the Plato’s Closet North American Ad Fund launch and in support of technology and innovation initiatives across our network,” noted Brett D. Heffes, Chair and Chief Executive Officer

Winmark - the Resale Company®, is a nationally recognized franchisor focused on sustainability and small business formation.  We champion and guide entrepreneurs interested in operating one of our award winning resale franchises: Plato’s Closet®, Once Upon A Child®, Play It Again Sports®, Style Encore® and Music Go Round®.  At June 27, 2026, there were 1,389 franchises in operation and over 2,800 available territories.  An additional 87 franchises have been awarded but are not open.

This press release contains forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), relating to future events or the future financial performance of the Company.  Such forward-looking statements are only predictions or statements of intention subject to risks and uncertainties and actual events or results could differ materially from those anticipated.  Because actual result may differ, shareholders and prospective investors are cautioned not to place undue reliance on such forward-looking statements.

WINMARK CORPORATION

CONDENSED BALANCE SHEETS

(Unaudited)

	June 27, 2026	December 27, 2025
ASSETS
Current Assets:
Cash and cash equivalents	$25,834,500	$10,295,700
Restricted cash	150,000	165,000
Receivables, net	1,843,400	1,483,500
Income tax receivable	436,800	463,600
Inventories	656,900	362,500
Prepaid expenses	1,846,100	1,325,700
Total current assets	30,767,700	14,096,000

Property and equipment, net	1,086,300	1,219,000
Operating lease right of use asset	1,577,700	1,761,500
Intangible assets, net	2,109,300	2,286,300
Capitalized software	2,210,300	—
Goodwill	607,500	607,500
Other assets	526,600	506,400
Deferred income taxes	4,304,800	4,407,400
	$43,190,200	$24,884,100

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$2,113,100	$1,673,900
Accrued liabilities	4,422,500	2,324,800
Deferred revenue	1,669,100	1,667,300
Total current liabilities	8,204,700	5,666,000
Long-Term Liabilities:
Line of credit/Term loan	30,000,000	30,000,000
Notes payable, net	29,970,200	29,961,000
Deferred revenue	8,417,400	8,350,100
Operating lease liabilities	2,054,800	2,414,200
Other liabilities	2,165,800	2,175,200
Total long-term liabilities	72,608,200	72,900,500
Shareholders’ Equity (Deficit):
Common stock, no par, 10,000,000 shares authorized, 3,587,079 and 3,571,861 shares issued and outstanding	23,110,400	19,612,800
Retained earnings (accumulated deficit)	(60,733,100)	(73,295,200)
Total shareholders’ equity (deficit)	(37,622,700)	(53,682,400)
	$43,190,200	$24,884,100

Winmark Corporation

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Six Months Ended
	June 27, 2026	June 28, 2025	June 27, 2026	June 28, 2025
Revenue:
Royalties	$20,117,000	$18,662,100	$39,379,800	$36,436,700
Leasing income	—	46,600	—	2,354,500
Merchandise sales	859,300	803,600	1,513,200	1,744,900
Franchise fees	419,500	338,400	762,400	670,400
Other	570,200	566,100	1,160,300	1,129,900
Total revenue	21,966,000	20,416,800	42,815,700	42,336,400
Cost of merchandise sold	818,500	766,500	1,437,000	1,654,800
Selling, general and administrative expenses	7,506,400	6,589,200	15,376,000	14,024,000
Income from operations	13,641,100	13,061,100	26,002,700	26,657,600
Interest expense	(609,800)	(609,800)	(1,223,700)	(1,223,600)
Interest and other income	155,600	254,600	274,400	404,400
Income before income taxes	13,186,900	12,705,900	25,053,400	25,838,400
Provision for income taxes	(2,792,100)	(2,104,700)	(5,403,800)	(5,280,800)
Net income	$10,394,800	$10,601,200	$19,649,600	$20,557,600
Earnings per share - basic	$2.90	$3.00	$5.49	$5.81
Earnings per share - diluted	$2.81	$2.89	$5.31	$5.60
Weighted average shares outstanding - basic	3,582,087	3,539,437	3,577,169	3,539,042
Weighted average shares outstanding - diluted	3,696,010	3,673,135	3,701,516	3,673,039

Winmark Corporation

CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended
	June 27, 2026	June 28, 2025
OPERATING ACTIVITIES:
Net income	$19,649,600	$20,557,600
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property and equipment	187,600	196,300
Amortization of intangible assets	177,000	177,000
Compensation expense related to stock options	1,228,300	1,065,600
Deferred income taxes	102,600	86,400
Operating lease right of use asset amortization	183,800	166,400
Tax benefits on exercised stock options	742,800	971,200
Change in operating assets and liabilities:
Receivables	(359,900)	(371,500)
Income tax receivable/payable	(716,000)	(1,341,400)
Inventories	(294,400)	35,500
Prepaid expenses	(520,400)	472,500
Other assets	(20,200)	(14,300)
Accounts payable	439,200	(371,700)
Accrued and other liabilities	1,737,900	2,178,000
Deferred revenue	69,200	315,700
Net cash provided by operating activities	22,607,100	24,123,300
INVESTING ACTIVITIES:
Capitalized software	(2,210,300)	—
Purchase of property and equipment	(54,900)	(105,900)
Net cash used for investing activities	(2,265,200)	(105,900)
FINANCING ACTIVITIES:
Repurchases of common stock	—	(2,418,700)
Proceeds from exercises of stock options	2,269,300	1,586,300
Dividends paid	(7,087,400)	(6,584,600)
Net cash used for financing activities	(4,818,100)	(7,417,000)
NET DECREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	15,523,800	16,600,400
Cash, cash equivalents and restricted cash, beginning of period	10,460,700	12,329,800
Cash, cash equivalents and restricted cash, end of period	$25,984,500	$28,930,200
SUPPLEMENTAL DISCLOSURES:
Cash paid for interest	$1,207,800	$1,207,800
Cash paid for income taxes	$5,253,000	$5,368,500

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the Consolidated Condensed Balance Sheets to the total of the same amounts shown above:
	Six Months Ended
	June 27, 2026	June 28, 2025
Cash and cash equivalents	$25,834,500	$28,765,200
Restricted cash	150,000	165,000
Total cash, cash equivalents and restricted cash	$25,984,500	$28,930,200